Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

LULULEMON ATHLETICA INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity (3)	Common Stock	457(c) and 457(h)	4,000,000	$355.49	$1,421,940,000.00	0.0001102	$156,697.79
Total Offering Amounts					$1,421,940,000.00		$156,697.79
Total Fee Offsets							$—
Net Fee Due							$156,697.79

(1) In accordance with Securities Act Rule 416, this registration statement covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions or in accordance with anti-dilution adjustments.
(2) Estimated solely for purposes of calculating the registration fee under Securities Act Rules 457(c) and 457(h). The proposed maximum offer price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the registrant’s shares of common stock on June 7, 2023, as reported on the Nasdaq Global Select Market.
(3) Represents shares of the registrant’s common stock issuable under the lululemon athletica inc. 2023 Equity Incentive Plan.